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                                                                     EXHIBIT 2.1
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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                                  eBay Inc.,
                            a Delaware corporation;


                           Brazil Acquisition Corp.,
                            a Delaware corporation;

                                      and


                               Billpoint, Inc.,
                           a California corporation



                         ----------------------------
                           Dated as of May 18, 1999
                         ----------------------------

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                               Table of Contents

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SECTION 1.Description of Transaction                                         1
     1.1   Merger of Merger Sub into the Company.........................    1
     1.2   Effect of the Merger..........................................    1
     1.3   Closing; Effective Time.......................................    1
     1.4   Articles of Incorporation and Bylaws; Directors and
           Officers......................................................    2
     1.5   Conversion of Shares..........................................    2
     1.6   Stock Options and Warrant.....................................    3
     1.7   Closing of the Company's Transfer Books.......................    4
     1.8   Exchange of Certificates; Escrow Shares.......................    5
     1.9   Dissenting Shares.............................................    6
     1.10  Tax Consequences..............................................    7
     1.11  Accounting Treatment..........................................    7
     1.12  Further Action................................................    7

SECTION 2.Representations and Warranties of the Company..................    7
     2.1   Due Organization; No Subsidiaries; Etc........................    7
     2.2   Articles of Incorporation and Bylaws; Records.................    8
     2.3   Capitalization, Etc...........................................    8
     2.4   Financial Statements..........................................    9
     2.5   Absence of Changes............................................    9
     2.6   Title to Assets...............................................   10
     2.7   Equipment; Leasehold..........................................   11
     2.8   Title to Real Property........................................   11
     2.9   Intellectual Property.........................................   11
     2.10  Contracts.....................................................   13
     2.11  Liabilities...................................................   15
     2.12  Compliance with Legal Requirements............................   15
     2.13  Governmental Authorizations...................................   15
     2.14  Tax Matters...................................................   15
     2.15  Employee and Labor Matters; Benefit Plans.....................   16
     2.16  Environmental Matters.........................................   17
     2.17  Insurance.....................................................   17

                                       i.
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                               Table of Contents
                                  (Continued)
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     2.18  Related Party Transactions.....................................  17
     2.19  Legal Proceedings; Orders......................................  18
     2.20  Authority; Binding Nature of Agreement.........................  18
     2.21  Non-Contravention; Consents....................................  19
     2.22  Full Disclosure................................................  20
     2.23  Vote Required..................................................  20
     2.24  No Brokers.....................................................  20
     2.25  No Existing Discussions........................................  20

SECTION 3.Representations and Warranties of Parent and Merger Sub.........  20
     3.1   Corporate Existence and Power..................................  20
     3.2   Authority; Binding Nature of Agreement.........................  21
     3.3   No Conflict; Consents..........................................  21
     3.4   SEC Filings; Financial Statements..............................  21
     3.5   Valid Issuance.................................................  22
     3.6   No Material Adverse Change.....................................  22
     3.7   Legal Proceedings..............................................  22
     3.8   Merger Sub.....................................................  22

SECTION 4.Certain Covenants of the Company................................  22
     4.1   Access and Investigation.......................................  22
     4.2   Operation of the Business of the Company.......................  22
     4.3   Notification; Updates to Disclosure Schedule...................  24
     4.4   No Negotiation.................................................  24

SECTION 5.Additional Covenants of the Parties.............................  25
     5.1   Filings and Consents...........................................  25
     5.2   Company Shareholders' Meeting..................................  25
     5.3   Conversion and Exercise........................................  25
     5.4   Public Announcements...........................................  26
     5.5   Pooling of Interests...........................................  26
     5.6   Affiliate Agreements...........................................  26
     5.7   Commercially Reasonable Efforts................................  26
     5.8   Access to Information..........................................  26
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                                      ii.
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                               Table of Contents
                                  (Continued)
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     5.9   Termination of Agreements......................................  26
     5.10  Employee and Related Matters...................................  27
     5.11  Protection of Proprietary Assets...............................  27
     5.12  FIRPTA Matters.................................................  27
     5.13  Notification...................................................  27
     5.14  Tax-Free Reorganization........................................  28
     5.15  Nasdaq National Market Listing.................................  28

SECTION 6.Conditions Precedent to Obligations of Parent and Merger Sub....  28
     6.1   Accuracy of Representations....................................  28
     6.2   Performance of Covenants.......................................  29
     6.3   Shareholder Approval...........................................  29
     6.4   Assumption/Exercise of Company Warrant.........................  29
     6.5   Consents.......................................................  29
     6.7   Agreements and Documents.......................................  29
     6.8   Absence of Material Adverse Effect.............................  31
     6.9   Stock Certificates.............................................  31
     6.10  FIRPTA Compliance..............................................  31
     6.11  Listing........................................................  31
     6.12  No Restraints..................................................  31
     6.13  No Legal Proceedings...........................................  31

SECTION 7.Conditions Precedent to Obligations of the Company..............  31
     7.1   Accuracy of Representations....................................  32
     7.2   Performance of Covenants.......................................  32
     7.3   Shareholder Approval...........................................  32
     7.4   Agreements and Documents.......................................  32
     7.5   Listing........................................................  32
     7.6   No Restraints..................................................  32
     7.7   No Legal Proceedings...........................................  33
     7.8   Tax Opinion....................................................  33

SECTION 8.Termination.....................................................  33
     8.1   Termination Events.............................................  33
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                                     iii.
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                               Table of Contents
                                  (Continued)
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     8.2   Termination Procedures.......................................... 34
     8.3   Effect of Termination........................................... 34

SECTION 9.Indemnification, Etc............................................. 34
     9.1   Survival of Representations, Etc................................ 34
     9.2   Indemnification................................................. 35
     9.3   Exclusive Remedy................................................ 36
     9.4   No Contribution................................................. 36
     9.5   Defense of Third Party Claims................................... 36

SECTION 10.Miscellaneous Provisions........................................ 37
    10.1   Shareholders' Agent............................................. 37
    10.2   Further Assurances.............................................. 38
    10.3   Fees and Expenses............................................... 38
    10.4   Attorneys' Fees................................................. 38
    10.5   Notices......................................................... 38
    10.6   Time of the Essence............................................. 39
    10.7   Headings........................................................ 39
    10.8   Counterparts.................................................... 39
    10.9   Governing Law................................................... 39
    10.10  Successors and Assigns.......................................... 39
    10.11  Remedies Cumulative; Specific Performance....................... 39
    10.12  Waiver.......................................................... 39
    10.13  Amendments...................................................... 40
    10.14  Severability.................................................... 40
    10.15  Parties in Interest............................................. 40
    10.16  Entire Agreement................................................ 40
    10.17  Waiver of Jury Trial............................................ 40
    10.18  Construction.................................................... 40

                                      iv.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of May 18, 1999, by and among EBAY INC., a Delaware corporation ("Parent"); BRAZIL ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and BILLPOINT, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the California General Corporation Law and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. Contemporaneously with the execution and delivery of this Agreement, certain holders of voting capital stock of the Company are executing and delivering to Parent a voting agreement (a "Voting Agreement") of even date herewith substantially in the form of Exhibit B.

                                   Agreement

     The parties to this Agreement intending to be legally bound hereby agree as follows:

SECTION 1.  Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and the Delaware General Corporation Law.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on a date to be designated by Parent as

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soon as practicable, but no later than three business days, after the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 6 and 7. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of the California General Corporation Law shall be filed with the Secretary of State of the State of California and a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such agreement of merger is filed with the Secretary of State of the State of California (the "Effective Time").

     1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

          (a) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

          (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

     1.5  Conversion of Shares.

          (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

               (i) each share of Company Common Stock (including all shares of Company Common Stock issued upon conversion of all preferred stock (no par value per share) of the Company ("Company Preferred Stock") and upon exercise of the Company Warrant prior to the Closing) outstanding immediately prior to the Effective Time shall be converted into the right to receive the Applicable Fraction (as defined below) of a share of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock"). The "Applicable Fraction" shall be the fraction (A) having a numerator equal to $125,000,000 and (B) having a denominator equal to the amount determined by multiplying (1) the Parent Average Stock Price by (2) the Fully Diluted Number of Company Shares; and

               (ii) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (c) A portion of the shares of Parent Common Stock issued in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

          (d) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

     1.6  Stock Options and Warrant.

          (a) At the Effective Time, each option to purchase shares of capital stock of Company that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1999 Stock Plan (the "Stock Plan") and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged and shall continue to have, and be subject to, the same terms and conditions as set forth in the Company's Stock Plan and/or stock option agreement by which such Company Option is evidenced immediately prior to the Effective Time; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this
Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company

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Option a written notice setting forth (i) the number of shares of Parent Common
Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that such Company Options qualified as incentive stock options immediately prior to the Effective Time. Parent shall file with the SEC, no later than coincident with the effectiveness of the Registration Statement contemplated by the Registration Rights Agreement attached as Exhibit K hereto, a registration statement on Form S-8 registering the exercise of any Company Options assumed by Parent pursuant to this Section
1.6. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding. Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 1.6(a).

          (b) At the Effective Time, each Company Warrant (if any) that is then outstanding shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the instrument by which such Company Warrant is evidenced. All rights with respect to Company capital stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time,
(i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Warrants assumed in accordance with this Section 1.6(b). If, in order to cause the condition set forth in Section 6.4 to be satisfied, it is necessary to change the form of the Merger to a merger of the Company with and into Merger Sub (with Merger Sub being the surviving corporation), Parent, Merger Sub and the Company shall amend this Agreement (and take such other actions as are reasonably necessary) to effect such change in the form of the Merger. In connection with such change, the parties hereto will execute and deliver representations and certificates in connection with the tax opinions referenced in Section 7.8 as shall be reasonably requested by the counsel referred to in Section 7.8, including tax representation letters that may vary from those set forth in Exhibit N.
                                                             ---------

     1.7 Closing of the Company's Transfer Books'. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates; Escrow Shares.

          (a) At or prior to the Effective Time, Parent shall reserve for exchange in accordance with this Section 1, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock and (ii) cash for fractional shares in the amount described in Section 1.8(c). At the Closing, each Company shareholder that does not perfect its dissenters' rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a "Merger Shareholder") shall surrender to Parent all certificates representing shares of Company Common Stock (properly endorsed for transfer). At or as soon as practicable after the Effective Time, Parent shall caused to be (i) delivered to each Merger Shareholder a certificate representing 90 percent of the number of whole shares of Parent Common Stock that such Merger Shareholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) delivered to the escrow agent under the Escrow Agreement in the form of Exhibit C hereto (the "Escrow Agreement"), on behalf and in the name of each Merger Shareholder, a certificate representing 10 percent of the number of whole shares of Parent Common Stock that such Merger Shareholder has the right to receive pursuant to the provisions of Section 1.5 (the "Escrow Shares"). With respect to those Merger Shareholders whose shares of Company Common Stock are subject to a Restricted Stock Purchase Agreement, the number of Escrow Shares deposited on behalf of each such Merger Shareholder shall be prorated between such Merger Shareholder's Unreleased Shares and shares that have been released from the Company's Repurchase Option (as such terms are defined in the respective Restricted Stock Purchase Agreements) based on the number of shares that constitute Unreleased Shares and the number of shares that have been so released as of the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity agreement against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days ending on the trading day immediately preceding the Closing.

          (d) The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

          (e) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Escrow Shares shall be maintained in an Escrow Fund (the "Escrow Fund") for purposes of satisfying claims brought pursuant to Section 9 and for the period of time set forth in such Section.

     1.9 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

     1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company

           The Company represents and warrants, to and for the benefit of the Indemnitees, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

     2.1   Due Organization; No Subsidiaries; Etc.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is currently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all Company Contracts.

           (b) The Company is not and has never been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

           (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors and (iii) the names and titles of the Company's officers.


           (d) The Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the Company's articles of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company and (c) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

     2.3   Capitalization, Etc.

           (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 5,700,000 shares are issued and outstanding and (ii) 3,723,793 shares of Preferred Stock, 320,000 of which are designated as Series A Preferred, all of which are issued and outstanding, and 2,853,793 of which are designated as Series B Preferred Stock, 2,845,975 of which are issued and outstanding, and 550,000 of which are designated as Series C Preferred Stock, none of which are issued and outstanding. The Company has reserved an additional 2,189,091 shares of Company Common Stock for issuance under the Stock Plan to employees, advisory board members, officers or directors of, or consultants to, the Company, of which options to acquire 1,683,181 shares of Common Stock have been granted. The Company has reserved an additional 550,000 shares of Series C Preferred Stock for issuance upon exercise of the Company Warrant.

           (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. There are no preemptive rights applicable to any shares of capital stock of the Company.

           (c) Except as set forth in Section 2.3(a) or Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) to the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

           (d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, the Company has not repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities. All securities so reacquired by the Company were reacquired in compliance with (i) all applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     2.4   Financial Statements.

           (a) The Company has not prepared any audited balance sheet, income statement, statement of operations, statement of changes in financial position and shareholders' equity or other financial statement and has kept its financial records on a cash basis since inception.

           (b) The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since formation of the Company:

           (a) there has not been any material adverse change in the business, condition, operations or financial performance of the Company, and, to the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

           (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company;

           (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has the Company repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

           (d) except as described in Section 2.3 or Part 2.3 of the Disclosure Schedule, the Company has not sold, issued or authorized the issuance of
     (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

           (e) except as described in Section 2.3 or Part 2.3 of the Disclosure Schedule, there has been no amendment to the articles of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

           (g) the Company has not made any capital expenditure that, when added to all other capital expenditures made on behalf of the Company since the formation of the Company, exceeds $100,000;

           (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined below) or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

           (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person except in the ordinary course of business, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person except in the ordinary course of business, or (iii) waived or relinquished any right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and on a consistent basis;

           (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

           (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and on a consistent basis;

           (l) the Company has not (i) lent money to any Person (other than pursuant to routine advances made to employees for travel and business expenses in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

           (m) the Company has not changed any of its methods of accounting or accounting practices in any respect;

           (n)  the Company has not made any Tax election;

           (o)  the Company has not commenced or settled any Legal Proceeding;

           (p) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

           (q) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above.

     2.6   Title to Assets.

           (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, except for such imperfections of title which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the assets subject thereto or affected thereby. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of such assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable and (y) minor liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

           (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7   Equipment; Leasehold.

           (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

           (b) The Company does not own any leasehold interest in real property, except for the leasehold created under the real property lease identified in Part 2.8 of the Disclosure Schedule.

     2.8 Title to Real Property. The Company does not own any real property or interests in real property other than leasehold interests in real property. Part
2.8 of the Disclosure Schedule sets forth a complete list of all real property and interest in real property leased by the Company ("Leased Real Property"). The Company has good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) such as are set forth in Part 2.8 of the Disclosure Schedule, (ii) leases, subleases and similar agreements set forth in Part 2.8 of the Disclosure Schedule, (iii) easements, covenants, rights-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company
(iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Real Property made prior to Closing other than conditions, if any, that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company,
(v) minor liens that have arisen in the ordinary course of business and have been or will be paid promptly and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (vi) any Encumbrance on the landlord's interest in any Leased Real Property, including any deeds of trust, mortgages or other monetary liens.

     2.9  Intellectual Property.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth each trademark, trade name, service mark, service name, patent, patent application and registered copyright owned by the Company. Part 2.9(a)(ii) of the Disclosure
Schedule identifies and provides a brief description of each trademark, trade name, service mark, service name, patent and patent application licensed to the Company by any Person (except for any trademark, trade name, service mark, service name, patent and patent application that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such trademark, trade name, service mark, service name, patent and patent application is being licensed to the Company. Except as set forth in Part 2.9(a)(iii) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Part 2.9(a)(i) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in
Part 2.9(a)(ii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b)(i) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset. Except as set forth in Part 2.9(b)(ii) of the Disclosure Schedule, all current and former employees, consultants and independent contractors that are or were involved in the creation, invention, research or development of the Company Proprietary Assets have executed and delivered to the Company an agreement that is substantially identical to the form of the Confidential Information and Invention Assignment Agreement, Consultant Confidential Information and Invention Assignment Agreement or Advisory Board Agreement previously delivered to Parent.

          (c) None of the Company Proprietary Assets infringes any patent, copyright, trade secret, trademark or other intellectual property right of any other Person. The Company is not misappropriating or making any unlawful use of, and the Company has not at any time misappropriated or made any unlawful use of, any Proprietary Asset owned or used by any other Person. The Company has not received any notice or other communication of any actual or alleged infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other

Person. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes any Company Proprietary Asset.

          (d)  Except as set forth in Part 2.9(d) of the Disclosure Schedule,
(i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, the Company's products and products under development and the internally developed computer systems and software, are Year 2000 Compliant. Except as set forth in Part 2.9(e) of the Disclosure Schedule, to the knowledge of the Company, the third party computer systems and software used by the Company in its internal operations are Year 2000 Compliant. The Company has not developed a Year 2000 Compliance and Readiness Plan. The Company has delivered to Parent accurate and complete copies of all memoranda, analyses, reports, correspondence and other documents existing as of the date hereof and relating to the Year 2000 Compliance status of the Company's products, products under development and internally used systems and software which have been received by the Company from third parties or prepared internally by the Company (to the extent that such documents are not subject to the attorney-client privilege).

          (f) No internally developed product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person, and to the knowledge of the Company, no third party product, system, program or software module sold, licensed or otherwise made available by the Company to any Person, contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

     2.10 Contracts.

          (a)  Part 2.10(a) of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person or (B) to transact business or deal in any other manner with any other Person;

               (iii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (iv) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (v) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (vi) each Company Contract with any Related Party (as defined in Section 2.18);

               (vii)  each Company Contract with a corporate or similar sponsor;

               (viii) any other Company Contract that contemplates or involves
     (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate or (B) the performance of services having a value in excess of $25,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

               (ix) each Company Contract relating to the license of any patent, copyright, trade secret or other proprietary right to or from the Company other than any patent, copyright, trade secret or other proprietary right that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000;

               (x) each Company Contract relating to the grant of rights to manufacture, produce, assemble, license, market, or sell the Company's products to any other person or otherwise affecting the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

               (xi) each Company Contract relating to indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business); and

               (xii) any other Company Contract that is material to the business of the Company.

(Contracts in the respective categories described in clauses "(i)" through "(xii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract identified in Part 2.10 of the Disclosure Schedule is in full force and effect, and, to the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to
(i) laws of
general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default under or exercise any remedy for breach of any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

     2.11 Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for:
(a) liabilities incurred by the Company in the ordinary course of business consistent with the past practices of the Company and which do not exceed $20,000 in the aggregate; (b) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contract and (c) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not (and will not reasonably be expected to) have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has never received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in
Part 2.13 of the Disclosure Schedule. The Company has never received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 Tax Matters. The Company has filed all federal, state, local and foreign tax returns that are required to be filed or has requested extension thereof and has paid all taxes, including sales and withholding taxes, penalties and interest, assessments, fees and other charges to the extent that the same have become due and payable. No tax assessment or deficiency has been made or proposed against the Company nor has the Company received any notice of any proposed tax audit, assessment or deficiency. No claim or Proceeding is pending or to the Company's knowledge has been threatened against or with respect to the Company in respect of any Tax. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee").

          (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the knowledge of the Company, the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans for the benefit of Employees or former Employees that are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans").

          (d) With respect to each Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto) and (ii) an accurate and complete copy of all reports, summary plan descriptions, material employee communications, trust or other funding agreements, financial statements and Contract relating to or with respect to such Plan;

          (e) Except as set forth in Part 2.15(e) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law and (ii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements.

          (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (h) Part 2.15(h) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the employees of the Company are "at will" employees.

          (i) Except as set forth in Part 2.15(i) of the Disclosure Schedule, the Company has good labor relations, and the Company has not been informed any of the Key Employees of the Company intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Disclosure

Schedule. There has been no release or discharge by the Company of any Materials of Environmental Concern that would or would reasonably be expected to give rise to an obligation by the Company to effect any environmental cleanup or remediation.

     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions.

          (a)  Except as set forth in Part 2.18(a) of the Disclosure Schedule:
(a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company or for reimbursement of travel or business expenses incurred in the ordinary course of business or pursuant to any option granted under the Company's 1999 Stock Plan). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the shareholders of the Company; (ii) each individual who is, or who has at any time been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

          (b) Part 2.18(b) of the Disclosure Schedule sets forth an accurate description of any transfer of capital stock of the Company that has ever occurred between or among any existing or former shareholders of the Company. Exhibit E identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

     2.19 Legal Proceedings; Orders.

          (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the shareholders of the Company is subject to any order, writ, injunction, judgment or decree that relates to the business of the Company or to any of the assets owned or used by the Company.

     2.20 Authority; Binding Nature of Agreement. This Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and general principles of equity.

     2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company or
     (ii) any resolution adopted by the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
     (i) declare a default or exercise any
     remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be, required to make any filing with, or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22 Full Disclosure. None of the representations or warranties made by the Company in this Agreement (including, and as modified by, the Disclosure Schedule) or in the Company Closing Certificate will, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary in order to make the statements contained herein (in the light of the circumstances under which such statements were made or provided) not misleading.

     2.23 Vote Required. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock, voting separately as a class,
(ii) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and, if the Company Warrant is exercised, Series C Preferred Stock, voting together as a single class, and (iii) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a class (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.24 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

     2.25 No Existing Discussions. Except as set forth in Part 2.25 of the Disclosure Schedule, neither the Company nor any Representative of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

SECTION 3. Representations and Warranties of Parent and Merger Sub

          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 No Conflict; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or of any Legal Requirement or any provision of any Contract to which Parent or Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operation, of Parent. No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

     3.4 Sec Filings; Financial Statements. Parent has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries since October 1, 1998 under the Securities Act and the Exchange Act (collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents and any forms, reports, schedules, statements and other documents Parent may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the applicable requirements of the Securities Act as the Exchange Act, and did and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Parent SEC Documents fairly presented in all material respects the financial position of Parent and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     3.5 Valid Issuance. The Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed in accordance with the provisions of this Agreement and, if applicable, upon exercise of the Company Warrant assumed in accordance with the provisions of this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.6 No Material Adverse Change. Between the date of the balance sheet included in Parent's most recently filed report on Form 10-Q and the date of this Agreement, except as disclosed in Parent's most recently filed report on Form 10-Q, there has not occurred any material adverse change in the business, financial condition or results of operations of Parent. For purposes of this section, a change in the trading price of Parent's Common Stock, as reported by the Nasdaq National Market or any other automated quotation system or exchange, changes in economic conditions or changes in the industry and markets in which Parent competes shall not constitute a material adverse change, whether occurring at any time or from time to time.

     3.7 Legal Proceedings. There is no pending Legal Proceeding, and to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

     3.8 Merger Sub. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

SECTION 4.  Certain Covenants of the Company

     4.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement pursuant to the provisions of Section 8.1 (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2 Operation of the Business of the Company. Without the prior written consent of Parent, during the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and the Company shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the Company;

          (e) except for the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Preferred Stock, Company Options or the Company Warrant, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (f) except as contemplated by this Agreement, the Company shall not amend or permit the adoption of any amendment to the articles of incorporation or bylaws of the Company, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (h) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 per month;

          (i) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

          (j) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money;

          (k) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) other than in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or
     (iii) hire any new employee;

          (l) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (m)  the Company shall not make any tax election;

          (n)  the Company shall not commence or settle any Legal Proceeding;
     and

          (o) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(n)" above.

     4.3  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely prior to July 31, 1999.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. Except as expressly set forth in this Agreement, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its affiliates during the Pre-Closing Period.

SECTION 5.  Additional Covenants of the Parties

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 Company Shareholders' Meeting. As promptly as practicable after the execution of this Agreement, the Company and Parent shall jointly prepare an Information Statement relating to the approval of the Merger by the Company's shareholders and the exercise of dissenters' rights in connection therewith (the "Information Statement"). The Company shall provide and include in the Information Statement such information relating to the Company and its shareholders as may be required pursuant to the provisions of applicable securities and corporate laws. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting"). The Company shall cause a copy of the Information Statement to be delivered to each shareholder of the Company who is entitled to vote on the Merger. As promptly as practicable after the delivery of copies of the Information Statement to all shareholders entitled to vote at the Company Shareholders' Meeting, the Company shall use its best efforts (i) to solicit from each of such shareholders a proxy in favor of the approval of the Merger and this Agreement, and (ii) to cause each of such shareholders to execute and deliver to Parent a Shareholder Representation Letter in the form of Exhibit D hereto. In lieu of calling and holding the Company Shareholders' Meeting, the Company may solicit written consents in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law. Parent will reasonably cooperate with the Company with respect to the matters set forth in this Section 5.2. Parent will promptly provide all information relating to its business or operations necessary for inclusion in the Information Statement to satisfy all requirements of applicable state and federal securities and corporate laws.

     5.3 Conversion and Exercise. At or prior to the Closing, the Company shall cause all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock of the Company to be converted into Company Common Stock in accordance with the Company's articles of incorporation. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause the holder of the Company Warrant to exercise the Company Warrant in accordance with its terms, and to cause any shares of Series C Preferred Stock issued upon exercise of the Company Warrant to be converted into Company Common Stock prior to the Closing.

     5.4 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

     5.5 Pooling of Interests. Parent and the Company shall use their commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. During the Pre-Closing Period, no party to this Agreement shall take any action, and each party shall use its commercially reasonable efforts to cause its Representatives not to take any action, that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     5.6 Affiliate Agreements. The Company shall use all commercially reasonable efforts to cause each Person identified on Exhibit E hereto (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit F hereto.

     5.7 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) Parent and Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis. Without limiting the foregoing, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions and/or impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     5.8 Access to Information. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request.

     5.9 Termination of Agreements. Prior to the Closing, the Company shall use all commercially reasonable efforts to ensure that the Series B Preferred Stock Purchase Agreement dated as of March 2, 1999, the Shareholder Rights Agreement dated as of March 2, 1999, the Co-Sale and Rights of First Refusal Agreement dated as of March 2, 1999 and the Voting Agreement dated as of March 2, 1999 and all provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of the Company (except as provided generally by the Company's articles of incorporation and bylaws or by applicable law) are validly and effectively terminated as of the Effective Time.

     5.10 Employee and Related Matters.

          (a) Parent shall offer at-will employment with Parent or its affiliates, including the Company, to all of the Company's employees at the Closing at base compensation levels equal to or greater than each such employee's base compensation level as an employee of the Company on the date hereof. Prior to the Closing, Parent shall provide to such Company employees offer letters setting forth the specific terms of their employment. Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing would, subject to any necessary transition period and the terms of such plans, be eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and would receive credit under Parent's benefit plans for service as an employee of the Company. For not less than one year following the Closing Date, Parent shall maintain, or shall cause the Company, to maintain, compensation and employee benefit plans and arrangements and perquisites for those persons who remain employees of the Company after the Closing Date that, in the aggregate, are substantially comparable to (or more favorable than) those provided pursuant to the compensation and employee benefit plans and arrangements and perquisites in effect on the date hereof.

          (b) After the Closing, Parent may issue options, on Parent's standard terms, to employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, after the Closing.

          (c) The Company shall use commercially reasonable efforts to cause the individuals on Exhibit H hereto to execute and deliver to the Company and Parent an Employment Agreement in the Form of Exhibit G hereto and a Noncompetition Agreement in the form of Exhibit I hereto, as indicated on Exhibit H hereto.

     5.11 Protection of Proprietary Assets. The Company shall use commercially reasonable efforts to cause all current and former employees, consultants and independent contractors that are or were involved in the creation, invention, research or development of the

Company Proprietary Assets, to execute and deliver to the Company an agreement that is substantially identical to the form of the Confidential Information and Invention Assignment Agreement, Consultant Confidential Information and Invention Assignment Agreement or Advisory Board Agreement, as applicable.

     5.12 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by Cooley Godward LLP) conforming to the requirements of Section 1.897-2(h)(1)(I) of the United States Treasury Regulation, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     5.13 Notification. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent or Merger Sub of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, in any material respect, an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute, in any material respect, an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstances that Parent becomes aware of that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely prior to July 31, 1999.

     5.14 Tax-Free Reorganization. Parent and the Company shall each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel to such effect as contemplated by Section 7.8. Parent and the Company shall each execute and deliver the tax representation letters in the form of Exhibit N. From and after the Effective Time, neither Parent, Merger Sub nor the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     5.15 Nasdaq National Market Listing. Parent shall file an application to list on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, as soon as practicable and will pay all necessary filing fees in connection therewith.

SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub

          The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), and shall be accurate in all respects as of the Closing Date as if made at the Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date, without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), and except for inaccuracies in any such representations or warranties that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Shareholder Approval. The Merger and this Agreement shall have been duly approved by at least 94% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if any) and Company Common Stock, voting together as a single class.

     6.4 Assumption/Exercise of Company Warrant. Parent shall have received satisfactory evidence that either (a) the Company Warrant will be assumed in accordance with Section 1.6(b) such that from and after the Closing all rights with respect to Company capital stock under the Company Warrant shall upon the Closing be converted into rights with respect to Parent Common Stock, or (b) prior to the Closing the Company Warrant shall have been exercised in accordance with its terms, and either (i) the shares of the Company's Series C Preferred Stock issued upon exercise of the Company Warrant shall have been converted into shares of Company Common Stock prior to the Closing, or (ii) as a result of the Merger and without any action on the part of the holder of the Company Warrant or any other Person, the shares of the Company's Series C Preferred Stock issued upon exercise of the Company Warrant shall be converted in the Merger solely into the right to receive the number of shares of Parent Common Stock that the holder of the Company Warrant would have received had the Company Warrant been exercised prior to the Closing and the shares of the Company's Series C Preferred Stock been converted into shares of Company Common Stock prior to the Closing.

     6.5 Consents. All Consents (a) required to be obtained from any Governmental Entity and (b) otherwise required to be obtained, in each case in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except in the case of clause (b) to the extent that the failure to obtain any such Consents has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company.

     6.6 Employee Matters. Parent shall have received satisfactory evidence that none of the Key Employees shall have indicated that he or she does not intend to continue his or her employment with the Company after the Closing.

     6.7 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit F hereto, executed by the Persons identified on Exhibit E hereto and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

          (b) Employment Agreements in the form of Exhibit G hereto, executed by the individuals identified on Exhibit H hereto;

          (c) Noncompetition Agreements in the form of Exhibit I hereto, executed by the individuals identified on Exhibit H hereto;

          (d) a FIRPTA Statement in the form of Exhibit J hereto, executed by the Company:

          (e) Shareholder Representation Letters in the form of Exhibit D hereto, executed by each of the Merger Shareholders (other than the current holder of the Company Warrant);

          (f) a Registration Rights Agreement in the form of Exhibit K hereto, executed by Merger Shareholders holding at least 94% of the outstanding shares of capital stock of the Company immediately prior to the Closing;

          (g) an Escrow Agreement in the form of Exhibit C hereto, executed by the Escrow Agent and Merger Shareholders holding at least 94% of the outstanding shares of capital stock of the Company immediately prior to the Closing;

          (h) a legal opinion of Wilson Sonsini Goodrich & Rosati, dated as of the Closing Date, in the form of Exhibit L hereto;

          (i) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, concurring with Parent's assertion that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC (provided, however, that the condition referred to in this clause "(j)" shall not apply if the reason that PricewaterhouseCoopers LLP is unable to deliver the letter referred to in this clause "(j)" is due solely to actions taken by Parent or its affiliates);

          (j) a letter from the Company, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (k) a certificate executed by the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.8, 6.10 and 6.13 have been duly satisfied (the "Company's Closing Certificate");

          (l) an agreement of merger executed by the Company to be filed with the Secretary of State of the State of California in accordance with
     Section 1.3 and a certificate of merger executed by the Company to be filed with the Secretary of State of the State of Delaware in accordance with
     Section 1.3;

          (m) written resignations of all directors of the Company, effective as of the Closing Date;

          (n) the valid and effective termination as of the Effective Time of provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of the Company, except as provided generally by the Company's articles of incorporation and bylaws or by applicable law; and

          (o) the valid and effective termination of the Series B Preferred Stock Purchase Agreement dated as of March 2, 1999, the Shareholder Rights Agreement dated as of March 2, 1999, the Co-Sale and Rights of First Refusal Agreement dated as of March 2, 1999 and the Voting Agreement dated as of March 2, 1999.

     6.8 Absence of Material Adverse Effect. There shall have been no change in the business, properties, condition (financial or otherwise), or results of operations of the Company since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     6.9 Stock Certificates. Parent shall have received certificates representing all of the capital stock of the Company, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and, immediately following the Closing, Parent shall own 100 percent of the outstanding capital stock and rights to acquire capital stock of the Company.

     6.10 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.6(d).

     6.11 Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.12 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal

Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.13 No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of damages in connection with the Merger, (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company or (c) claiming to own any capital stock of the Company, or option or other right to acquire capital stock of the Company, or right to receive consideration as a result of the Merger.

SECTION 7. Conditions Precedent to Obligations of the Company

           The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications or any similar qualifications), and shall be accurate in all respects as of the Closing Date as if made at the Closing (without giving effect to any "Material Adverse Effect" or other materiality qualifications or any similar qualifications), except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date, without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), and except for inaccuracies in any such representations or warranties that have not had, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent's business, financial condition or results of operations.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Shareholder Approval. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by the requisite vote under applicable law and the Company's articles of incorporation.

     7.4 Agreements and Documents. The Company shall have received the following documents.

           (a) a Registration Rights Agreement in the form of Exhibit K hereto, executed by Parent;

          (b) Employment Agreements in the form of Exhibit G hereto, with the persons identified on Exhibit H hereto, executed by Parent;

          (c) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit M hereto; and

          (d) A certificate executed by Parent and Merger Sub containing the representation and warranty of the Parent and Merger Sub that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.7 have been duly satisfied.

     7.5 Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.7 No Legal Proceedings. There shall be no pending Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

     7.8 Tax Opinion. Parent and the Company shall have received written opinions from their respective tax counsel (Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, PC, respectively), in customary form, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn, provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied if the other party's counsel renders such opinion to such party. In rendering the opinion contemplated by this Section, counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, including the tax representation letters in the form of Exhibit N.

SECTION 8. Termination

     8.1  Termination Events. This Agreement may be terminated prior to the
Closing:

          (a) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect, in either case such that the condition set forth in either Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that Parent may not terminate this

     Agreement under this Section 8.1(a) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach;

          (b) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect, in either case such that the condition set forth in either Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that the Company may not terminate this Agreement under this Section 8.1(b) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach;

          (c) by Parent if the Closing has not taken place on or before July 31, 1999 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

          (d) by the Company if the Closing has not taken place on or before July 31, 1999 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (e) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (f)  by the mutual written consent of Parent and the Company.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

     8.3   Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1 and 8.2, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10 and Section 5.4.

SECTION 9. Indemnification, Etc.

      9.1  Survival of Representations, Etc.

           (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on (i) the earlier of the first anniversary of the Closing Date or the date of the audit report on the first financial statements of Parent containing combined operations of the Company and Parent for those representations related to matters expected to be encountered in the audit process and (ii) the first anniversary of the Closing Date for other matters (the "Termination Date"); provided, however, that if, at any time prior to the Termination Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

           (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

           (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     9.2   Indemnification.

           (a) From and after the Closing Date (but subject to Section 9.1(a), 9.2(b), 9.3 and the other limitations set forth in this Section 9), the shareholders of the Company who shall have received, or shall be entitled to receive, Parent Common Stock pursuant to Section 1.5 of this Agreement (the "Indemnitors"), severally (and not jointly) and in proportion to their original contributions to the Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and the Escrow Shares shall be available to compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (as modified by the Disclosure Schedule) (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule delivered by the Company to Parent after the date of this Agreement and prior to the Closing); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (as modified by the Disclosure Schedule) as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing to the extent that Parent would be entitled to terminate this Agreement as a result of such update); (iii) any breach of any covenant or obligation of the Company contained in this Agreement (including the covenants set forth in Sections 4 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9); provided, however, that, except as set forth in Section 9.3 with respect to claims based upon fraud, the aggregate amount for which the Indemnitors are required to indemnify the Indemnitees pursuant to this Section
9.2 will not exceed the amount of Escrow Shares held in the Escrow Fund.

          (b) Deductible. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate. If the total amount of such Damages exceeds $250,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $250,000.

     9.3  Exclusive Remedy.   With the exception of claims based upon fraud,
from and after the Closing, recourse of Parent to the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for damages under the indemnification provisions contained in, and for any breach of, this Agreement (it being understood that nothing in this Section 9.3 or elsewhere in this Agreement shall effect Parent's rights to specific performance or other similar equitable remedies with respect to covenants referred to in this Agreement to be performed after the Closing). Any Escrow Shares released from the Escrow Fund to an Indemnitee (other than pursuant to Section 3(h) of the Escrow Agreement) shall be deemed to reduce the Escrow Shares pro rata with respect to each Merger Shareholder in accordance with each Merger Shareholder's percentage interest in the Escrow Fund as set forth in Exhibit B to the Escrow Agreement.

     9.4 No Contribution. No shareholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.


     9.5 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or the Company, against Parent or against any other Person) with respect to which any of the Indemnitors may, in Parent's reasonable judgment, become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. The Merger Shareholders shall be entitled, at their expense, to participate in any defense of such claim or Legal Proceeding. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

            (a) each Indemnitor shall make available to Parent any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

            (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of the Shareholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Shareholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Shareholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

SECTION 10.    Miscellaneous Provisions

     10.1 Shareholders' Agent. By virtue of their approval of the Merger and this Agreement, the Merger Shareholders shall have approved, among other matters, the indemnification and escrow terms set forth in Section 9 and shall irrevocably appoint Mark A. Stevens as their agent for purposes of Section 9 (the "Shareholders' Agent") to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to
Section 3 of the Escrow Agreement and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Mark A. Stevens hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Shareholders' Agent, as fully binding upon such Indemnitor. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Indemnitors. The Shareholders' Agent shall not be responsible for any act done or omitted thereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Merger Shareholders shall jointly and severally indemnify the Shareholders' Agent and hold the Shareholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of the Shareholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Shareholders' Agent. By virtue of their approval of the Merger and this Agreement, the Merger Shareholders hereby agree to pay all costs and expenses, including those of any legal counsel or other professional retained by the Shareholders' Agent, in connection with the acceptance and administration of the Shareholders' Agent's duties hereunder. Subject to the prior right of Parent to make claims for Damages, the Shareholders' Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Merger Shareholders, any costs and expenses, including those of any legal counsel or other professional retained by the Shareholders' Agent, in connection with the acceptance and administration of the Shareholders' Agent's duties hereunder.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 Fees And Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

           if to Parent or Merger Sub:
           E
           2125 Hamilton Avenue
           San Jose, CA 95125
           Attention: Chief Financial Officer, with a copy to General counsel Facsimile No.: (408) 558-7514 if to the Company:
           Billpoint, Inc.
           2682-D Middlefield Road
           Redwood City, CA.  94063
           Attention:  President
           Facsimile No.:  (650) 369-9971

           with a copy to:
           Wilson, Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, CA  94304
           Attention:  Chris F. Fennell
           Facsimile No.:  (650) 845-5000

           If to the Shareholders' Agent or any of the Indemnitors:
           Sequoia Capital
           3000 Sand Hill Road, Bldg. 4, Suite 280
           Menlo Park, CA  94025
           Attention:  Mark A. Stevens
           Facsimile No.:  (650) 854-2977


     10.6 Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

     10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.10 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

     10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.15 Parties in interest. Except for the provisions of Sections 1.5 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

     10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and the Company on April 21, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     10.17 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     10.18  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders .

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation. "

            (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

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

          The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                             eBay Inc.,
                                              a Delaware corporation

                                             By: /s/ Margaret C. Whitman
                                                -------------------------
                                                 Margaret C. Whitman
                                                 President and Chief Executive
                                                  Officer


                                             Brazil Acquisition Corp.,
                                              a Delaware corporation

                                             By: /s/ Michael R. Jacobson
                                                -------------------------
                                                 Michael R. Jacobson
                                                 Secretary

                                             Billpoint, Inc.,
                                              a California corporation

                                             By: /s/ S. Young Lee
                                                -------------------------
                                                 S. Young Lee, Co-President

                                   EXHIBITS


Exhibit A      -      Certain definitions
Exhibit B      -      Form of Voting Agreement
Exhibit C      -      Form of Escrow Agreement
Exhibit D      -      Forms of Shareholder Representation Letters
Exhibit E      -      Persons to execute Affiliate Agreements
Exhibit F      -      Form of Affiliate Agreement
Exhibit G      -      Form of Employment Agreement
Exhibit H      -      Persons to sign Employment and Noncompetition Agreements
Exhibit I      -      Form of Noncompetition Agreement
Exhibit J      -      FIRPTA Statement
Exhibit K      -      Form of Registration Rights Agreement
Exhibit L      -      Form of legal opinion of Wilson Sonsini Goodrich & Rosati
Exhibit M      -      Form of legal opinion of Cooley Godward LLP
Exhibit N      -      Form of Tax Representation Letters


        The Registrant shall furnish a copy of any of the exhibits referred to above to the Commission upon request.